Exhibit 99.1

Starbucks and Nestlé Form Global Coffee Alliance to Elevate and Expand Consumer Packaged Goods

and Foodservice Categories Around the World

Alliance to leverage the complementary strengths, scale and sophistication of two of the world’s most recognized and respected consumer brands

Nestlé to bring Starbucks packaged coffee into regional markets globally; Starbucks brand portfolio to be represented on Nestlé’s single serve capsule systems, including Nespresso and Nescafé Dolce Gusto

Alliance targets making coffee the world’s first truly sustainable agricultural product

Seattle, May 06, 2018 – Starbucks Corporation (NASDAQ: SBUX) today announced it will form a global coffee alliance with Nestlé S.A. to accelerate and grow the global reach of Starbucks brands in Consumer Packaged Goods (CPG) and Foodservice. With a shared commitment to ethical and sustainable sourcing of coffee, this alliance will transform, expand and elevate both the at-home and away-from-home coffee and related categories around the world.

As part of the alliance, Nestlé will obtain the rights to market, sell, and distribute Starbucks®, Seattle’s Best Coffee®, Starbucks Reserve®, TeavanaTM, Starbucks VIA® and Torrefazione Italia® packaged coffee and tea in all global at-home and away-from-home channels. Nestlé will pay Starbucks $7.15 billion in closing consideration, and Starbucks - with a focus on long term shareholder value creation - will retain a significant stake as licensor and supplier of roast and ground and other products going forward. Additionally, the Starbucks brand portfolio will be represented on Nestlé’s single-serve capsule systems.

“This global coffee alliance will bring the Starbucks experience to the homes of millions more around the world through the reach and reputation of Nestlé,” said Kevin Johnson, president and chief executive officer, Starbucks. “This historic deal is part of our ongoing efforts to focus and evolve our business to meet changing consumer needs, and we are proud to work alongside a company that is committed to our shared values.”

“This transaction is a significant step for our coffee business, Nestlé’s largest high-growth category,” said Mark Schneider, CEO, Nestlé. “With Starbucks, Nescafé and Nespresso we bring together three iconic brands in the world of coffee. We are delighted to have Starbucks as our partner. Both companies have true passion for outstanding coffee and are proud to be recognized as global leaders for their responsible and sustainable coffee sourcing. This is a great day for coffee lovers around the world.”

This global alliance combines the strength and affinity of the Starbucks brand with the global reach of Nestlé and its iconic coffee brands, creating new growth opportunities in the established North American markets and unlocking expansion in international markets. In the United States, it also enhances Nestlé’s retail and Foodservice presence in coffee, complementing its position in instant coffee and super-premium single serve with Starbucks strong presence in K-cup® pods. As part of this perpetual global license agreement, Starbucks will lead in sourcing, roasting and Starbucks global brand management for the alliance, while the two companies will work closely together on innovation and go-to-market strategies to bring the best coffee to customers around the world.

The agreement is subject to customary regulatory approval and is expected to close this summer or early fall. The agreement excludes ready-to-drink coffee, tea and juice products.

Starbucks intends to use the after-tax proceeds from this up-front payment primarily to accelerate share buybacks and now expects to return approximately $20 billion in cash to shareholders in the form of share buybacks and dividends through fiscal year 2020. Additionally, the transaction is expected to be earnings per share (EPS) accretive by the end of fiscal year 2021 or sooner, with no change to the company’s currently stated long-term financial targets.

Starbucks will host a 30-minute investor conference call led by Kevin Johnson at 5 a.m. PDT on Monday, May 7, to provide further details. The conference call will be broadcast live over the Internet and can be accessed at http://investor.starbucks.com. A replay of the webcast will be available on the company’s website until end of day Wednesday, June 6, 2018.

About Starbucks

Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting high-quality arabica coffee. Today, with more than 28,000 stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at www.starbucks.com and www.news.starbucks.com.

Forward-Looking Statements

Certain statements contained herein are “forward-looking” statements within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “expect,” “believe,” “could,” “estimate,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based on information available to Starbucks as of the date hereof, and Starbucks actual results or performance could differ materially from those stated or implied, due to risks and uncertainties associated with its business. These risks and uncertainties include, but are not limited to, fluctuations in the U.S. and international economies and currencies, our ability to preserve, grow and leverage our brands, potential negative effects of incidents involving food or beverage-borne illnesses, tampering, adulteration, contamination or mislabeling, potential negative effects of material breaches of our information technology systems to the extent we experience a material breach, material failures of our information technology systems, costs associated with, and the successful execution of, the company’s initiatives and plans, the acceptance of the company’s products by our customers, the impact of competition, the failure of the parties to consummate the transactions due to commercial, regulatory or other reasons, as well as general economic and industry factors such as coffee, dairy and other raw materials pricing and availability, successful execution of internal performance and expansion plans, fluctuations in U.S. and other international economies and currencies, the impact of initiatives by competitors, the effect of legal proceedings, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2017. The Company assumes no obligation to update any of these forward-looking statements.

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Investor Relations, Starbucks:	Media, Starbucks:

Tom Shaw	Jaime Riley
206-318-7118	206-318-7100
investorrelations@starbucks.com	press@starbucks.com